Exhibit 3.1

CERTIFICATE OF SECOND AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DR PEPPER SNAPPLE GROUP, INC.

Pursuant to Section 242
of the Delaware General Corporation Law

Dr Pepper Snapple Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

First: the name of the corporation is Dr Pepper Snapple Group, Inc.;

Second: the Amended and Restated Certificate of Incorporation (“Restated Certificate”) of Dr Pepper Snapple Group, Inc. was filed in the Office of the Secretary of State of the State of Delaware on May 6, 2008 pursuant to Delaware General Corporation Law;

Third: the Certificate of Amendment (“First Amendment”) to Amended and Restated Certificate of Dr Pepper Snapple Group, Inc. was filed in the Office of the State of the State of Delaware on May 17, 2012 pursuant to Delaware Corporation Law;

Fourth: in accordance with Section 242 of the Delaware General Corporation Law, the board of directors of Dr Pepper Snapple Group, Inc. have adopted a resolution approving the amendments set forth in section (f) of ARTICLE NINTH and ARTICLE TWELFTH and ARTICLE THIRTEENTH of this Certificate of Second Amendment, declaring its advisability, and directing that such amendment be considered at the Annual Meeting of the Stockholders held on May 19, 2016 (the “Annual Meeting”), which meeting was noticed and has been held in accordance with Section 222 of Delaware General Corporation Law;

Fifth: at the Annual Meeting, the amendments received the affirmative vote of not less than two-thirds (2/3) of the voting power of all outstanding shares of capital stock of Dr Pepper Snapple Group, Inc. entitled to vote thereon, which is the vote required to approve such amendment in accordance with the Restated Certificate;

Sixth: that section (f) of ARTICLE NINTH and ARTICLE TWELFTH and ARTICLE THIRTEENTH of the Restated Certificate of Dr Pepper Snapple Group, Inc. are hereby amended in their entirety to read as follows:

NINTH

(f) Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors at a special meeting of stockholders called in accordance with this Certificate of Incorporation and the By-Laws expressly for that purpose; provided that, any director may be removed from office by the affirmative vote of a majority of the Board, at any time prior to the expiration of their term of office, as provided by applicable law, in the event a director is in breach of any agreement between such director and the Corporation relating to such director’s service as a director or employee of the Corporation.

TWELFTH

Amendment of By-Laws. The Board shall have, and is hereby expressly granted, the power to adopt, amend or repeal the By-Laws at any valid meeting of the Board by the affirmative vote of a majority of the whole Board. The By-Laws may also be altered, amended or repealed at any annual meeting of stockholders, or at any special meeting of the holders of shares of stock entitled to vote thereon called for that purpose, by the affirmative vote of not less than a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon; provided however, that with respect to Sections 2, 6, 7 and 11 of Article II, Sections 2, 3, 4, 8 and 11 of Article III and Article VIII of the By-Laws, such provisions may only be altered, amended or repealed at any annual meeting of stockholders, or at any special meeting of the holders of shares of stock entitled to vote thereon called for that purpose, by an affirmative vote of not less than two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon.

THIRTEENTH

Amendment of Certification of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation. In addition to any affirmative vote required by law and/or provided to the holders of any series of Preferred Stock then outstanding, if any, with respect to Articles Seventh, Eighth, Ninth (other than Section (f)), Tenth, Eleventh, Twelfth and this Thirteenth, such provisions may only be altered, amended or repealed at any annual meeting of stockholders, or at any special meeting of the stockholders called for that purpose, by an affirmative vote of not less than two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class.

Seventh: except as amended by this Certificate of Second Amendment, the Restated Certificate, amended by the First Amendment, remains in full forth and in effect.

IN WITNESS WHEREOF, Dr Pepper Snapple Group, Inc. has caused this Certificate of Second Amendment to Amended and Restated Certificate of Incorporation to be executed and acknowledged by the Executive Vice President and General Counsel of Dr Pepper Snapple Group, Inc. to be effective as of the 19th day of May 2016.

DR PEPPER SNAPPLE GROUP, INC.

By: /s/ James L. Baldwin
Name: James L. Baldwin
Title: Executive Vice President and General Counsel